Exhibit 99.1

TO:	Executive Officers, Directors and Principal
Accounting Officer of Stewart Enterprises, Inc.

FROM:	Tom Kitchen

DATE:	July 24, 2006

SUBJECT:	Notice of Imposition of Blackout Period of the
Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”)
Stewart Enterprises, Inc. is changing the service provider for the Stewart Enterprises Employees’ Retirement Trust and the Stewart Enterprises Puerto Rico Employees’ Retirement Trust (the “Plans”) effective September 1, 2006.
In connection with this change, our current and former employees who participate in the Plans will be temporarily unable to:
•	direct or diversify investments in their Plan accounts (including transfers into or out of the Stewart Enterprises, Inc. Stock Fund holding our Class A Common Stock),

•	receive distributions from the Plans,

•	obtain loans,

•	make withdrawals, or

•	change contribution rates or investment elections.
This short-term period during which participants in the Plans will be unable to exercise these rights will qualify as a “blackout period” under Sarbanes-Oxley.
The blackout period for the Plans will begin on August 24, 2006 and is expected to end on or about September 15, 2006. During the blackout period, with certain limited exceptions, you will not be permitted to purchase, sell or otherwise acquire or transfer, directly or indirectly, any equity securities of Stewart Enterprises. For example, you will be prohibited from:
•	buying or selling shares of Stewart Enterprises common stock on the open market, and

•	exercising Stewart Enterprises stock options.
In addition, you are subject to the Stewart Enterprises, Inc. Insider Trading Policy that requires you to pre-clear any proposed transaction with the Chief Executive Officer, or in his absence, the Chief Financial Officer.
This trading prohibition during the blackout period does not apply to certain exempt transactions, such as purchases under our Employee Stock Purchase Plan. Although Sarbanes-Oxley permits you to engage in transactions involving equity securities that were not acquired in connection with your services as a director or officer, there is a presumption that any such transactions are prohibited unless you can identify the source of the shares and show that you used the same identification for all related purposes, such as tax reporting and disclosure requirements.
If you have any questions concerning this notice, the blackout period or whether certain transactions are subject to the blackout period, you should contact Brenda Gibbs at bkgibbs@stei.com or by telephone at 504-729-1442.